                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person

     STEINHART                       YISHAI
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

     21C YEGIA KAPAYIM ST KIRYAT-ARIE
     --------------------------------------------------------------------
                                    (Street)
     PETACH-TIKVA,                49130 ISRAEL
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


 2. Date of Event Requiring Statement (Month/Day/Year)

      11/19/99
-------------------------------------------------------------------------------

 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-------------------------------------------------------------------------------

 4. Issuer Name and Ticker or Trading Symbol

      GOURMETMARKET.COM, INC.                     (WINE)
-------------------------------------------------------------------------------

 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [ ]  Director                       [ ]  10% Owner
    [ ]  Officer (give title below)     [X]  Other (specify below)

                                        Brother of a 10% shareholder who is also
                                        an officer and director
--------------------------------------------------------------------------------

 6. If Amendment, Date of Original (Month/Day/Year)

-------------------------------------------------------------------------------
 7. Individual or Joint/Group Filing (Check applicable line)

    _X_  Form filed by 1 Reporting Person

    ___  Form filed by More than 1 Reporting Person

====================================================================================================================================
                                       TABLE I - Non-Derivative Securities Beneficially Owned
====================================================================================================================================

1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 4)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                    |                           |           D                |
$.001 par value                  |      1,215,000            |                            |
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                    |                           |           I                |    Shares are held of record by Chanan
$.001 par value                  |      1,215,000            |                            |    Steinhart, who is the brother of
                                 |                           |                            |    Yishai Steinhart, and who is also an
                                 |                           |                            |    officer, director, and 10% plus
                                 |                           |                            |    shareholder. However, Yishai
                                 |                           |                            |    Steinhart disclaims any beneficial
                                 |                           |                            |    interest in the shares held by his
                                 |                           |                            |    brother.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.

                                     (Over)
                                 SEC 1473 (3-99)

FORM 3 (continued)

                     Table II -- Derivative Securities Benefically Owned
                (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

=============================================================================================


===================================================================================================================================
3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

/s/ YISHAI STEINHART                                          11/20/90
---------------------------------                        ----------------------
    YISHAI STEINHART                                     Date
** Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.